Exhibit 10.19

SUBLEASE

This Sublease is made as of April 4, 2006 by and between CHARLES SCHWAB & CO., INC., a California corporation (“Sublandlord”), and HUDSON SECURITIES, INC., a Delaware corporation (“Subtenant”).

RECITALS

A. 111 PROPERTY HOLDING LIMITED LIABILITY COMPANY, as landlord (“Master Landlord”) and Sublandlord, as tenant, entered into a written lease (the “Original Master Lease”) dated as of March 13, 2002, as amended by that certain Partial Surrender and First Amendment to Lease Agreement (the “Surrender”; the Original Master Lease and the Surrender collectively, the “Master Lease”), covering premises described in the Master Lease (the “Master Premises”) in that certain building located at Newport Financial Center, 111 Pavonia Avenue, Jersey City, New Jersey (the “Building”). Capitalized terms used in this Sublease but not defined herein shall have the meanings given them in the Master Lease. A true and correct copy of the Master Lease (from which certain economic terms which do not relate to Subtenant’s obligations hereunder have been deleted) is attached hereto as Exhibit A.

B. Subtenant desires to sublet from Sublandlord a portion of the Master Premises located on the fifteenth (15th) floor of the Building, consisting of approximately 26,875 rentable square feet as shown crosshatched on Exhibit B hereto (the “Sublease Premises”) and Sublandlord desires to sublease the Sublease Premises to Subtenant on the terms, covenants and conditions contained in this Sublease.

C. By signing below, Subtenant represents and warrants to Sublandlord that Kenneth Pasternak purchased 24.24% of the beneficial interests in its parent corporation, Hudson Holding Corp. (the “Guarantor”), and Subtenant has received, or will receive prior to the date hereof, approximately $2,000,000.00 in cash or its equivalent as a result thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.	SUBLEASE.

Upon and subject to the terms, covenants and conditions hereinafter set forth, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Sublease Premises.

2.	TERM; POSSESSION.

2.1. Commencement Date. The commencement date of this Sublease (the “Commencement Date”) shall be the date on which all of the following conditions have occurred: (a) the full execution and delivery of this Sublease or a copy thereof to Sublandlord and Subtenant or their respective attorneys; (b) the Master Landlord consents in writing to this Sublease substantially in the form attached hereto and made a part hereof as Exhibit F (“Master Landlord Consent”) (or is deemed to have consented to this Sublease as hereinafter provided) as described in Article 3 below; (c) Sublandlord delivers the Sublease Premises to Subtenant vacant (subject to the provisions of Section 10.5 hereof) and in broom-clean condition; and (d) item (i) of Sublandlord’s Work (as defined in Section 9.2 below) is substantially complete (the “Commencement Date Conditions”). Possession of the Sublease Premises shall be delivered to Subtenant upon execution of this Sublease and receipt of the executed Master Landlord’s Consent, in vacant (subject to the provisions of Section 10.5 hereof), broom-clean and “AS-IS and WITH ALL FAULTS” condition as provided in Article 9 below (subject to all of the terms and conditions set forth in this Sublease except for Subtenant’s obligation to pay Base Rent and Additional Rent) for the sole and limited purpose of allowing Subtenant to install its fixtures, furnishings, equipment and personal property in the Sublease Premises pursuant to Section 14 below, and not for the conduct of Subtenant’s business therein, provided Subtenant shall not interfere with Sublandlord’s Work during such access. The date on which the Sublease Premises is delivered to Subtenant as described above is referred to herein as the “Delivery Date.” Sublandlord and Subtenant shall enter into a Commencement Date Agreement substantially in the form of Exhibit C attached hereto confirming the Commencement Date promptly following the Commencement Date, provided that any failure of the parties to execute such written agreement shall not affect the validity of the Commencement Date as established as aforesaid.

2.2. Rent Commencement Date. Subtenant shall commence paying rent for the Sublease Premises on the Commencement Date. Provided Subtenant shall not then be in default under this Sublease beyond any applicable notice and cure period, Subtenant shall be entitled an abatement of Base Rent (as hereinafter defined) for (i) the first two (2) full calendar months occurring after the Commencement Date, and (ii) for the thirteenth (13th) through fifteenth (15th) full calendar months occurring after the Commencement Date.

2.3. Term. The term of this Sublease (the “Term”) shall commence on the Commencement Date and shall terminate on the day immediately preceding the Fixed Expiration Date of the Master Lease (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof or by law.

3.	MASTER LANDLORD’S CONSENT.

This Sublease is not and shall not be effective unless and until Master Landlord shall have delivered to Sublandlord the Master Landlord Consent to this Sublease in accordance with the provisions of the Master Lease. If Master Landlord fails to consent to this Sublease within forty-five (45) days after the date of this Sublease, either party may terminate this Sublease by written notice to the other party and in such event neither party shall have any obligations to the other party under this Sublease. Notwithstanding the foregoing, if Sublandlord determines in its sole discretion that Master Landlord’s consent has been deemed given pursuant to the provisions of Section 12.3 of the Original Master Lease and Sublandlord so notifies Subtenant within ten (10) business days after the date Sublandlord determines such consent has been deemed to have been given, then it shall also be deemed for purposes of this Article 3 that Master Landlord has given such consent.

4.	BASE RENT.

4.1. During the Term, Subtenant agrees to pay Sublandlord as annual base rent (“Base Rent”) for the Sublease Premises: (i) at an annual rate of $403,125.00 for the period commencing on the Commencement Date (subject to the provisions of Section 2.2 above) through and including the last day of the month preceding the month in which the third (3rd) anniversary of the Commencement Date occurs, in equal monthly installments of $33,593.75 each, (ii) at the annual rate of $483,750.00 for the period commencing on the first day of the month in which the third (3rd) anniversary of the Commencement Date occurs through and including the last day of the month preceding the month in which the fifth (5th) anniversary of the Commencement Date occurs, in equal monthly installments of $40,312.50 each, and (iii) at the annual rate of $564,375.00 for the period commencing on the first day of the month in which the fifth (5th) anniversary of the Commencement Date occurs through and including the Expiration Date, in equal monthly installments of $47,031.25. The parties hereby stipulate that the Sublease Premises contain the rentable square feet set forth in Recital B, and such rentable square footage amount is not subject to adjustment or remeasurement by Subtenant or Sublandlord. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Sublease which are determined based upon the rentable square footage of the Sublease Premises.

4.2. Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month during the Term, except that the first month’s installment shall be paid upon the execution hereof. If the Term commences or ends on a day other than the first day of a calendar month, then the rent for the month in which this Sublease commences or ends shall be prorated (and paid at the beginning of each such month) in the proportion that the number of days this Sublease is in effect during such month bears to the total number of days in such month, and such partial month’s installment shall be paid no later than the commencement of the subject month. In addition to the Base Rent, Subtenant agrees to pay as additional rent, commencing on the Commencement Date, the amount of all additional rent and other charges required to be paid by this Sublease. All Rent (which shall include Base Rent, additional rent and other charges required to be paid by this Sublease) shall be paid to Sublandlord, without prior demand and without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, at Charles Schwab & Co., Inc., 22857 Network Place, Chicago, IL 60673-1228, or to such other person or at such other place as Sublandlord may from time to time designate in writing. Subtenant’s covenant to pay rent shall be independent of every other covenant in this Sublease.

4.3. If Subtenant fails to pay when due Base Rent, additional rent or any other charges within five (5) Business Days after the same are due hereunder, the unpaid amount will bear interest from the due date until the date of actual payment at the annual rate of interest equal to the lesser of (i) twelve percent (12%) per annum or (ii) the highest interest rate permitted by law, which shall be calculated, compounded and payable monthly (provided that in no event shall the interest rate payable by Subtenant exceed the maximum interest rate permitted by law). If Subtenant fails to pay any installment of Base Rent, additional rent or other charges within five (5) Business Days after the same are due, or fails to make any other payment for which Subtenant is obligated under this Sublease, then Subtenant shall pay to Sublandlord a late charge equal to five percent (5%) of the amount so payable. Subtenant acknowledges that late payments will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sublandlord as a result of such late payment.

4.4. No payment by Subtenant or receipt and acceptance by Sublandlord of a lesser amount than the Base Rent, additional rent or other charges shall be deemed to be other than part payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Sublandlord may accept, but is not obligated to accept, such part payment without prejudice to Sublandlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Sublease or by law. If Sublandlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Sublandlord’s rights hereunder.

5.	ADDITIONAL RENT.

5.1. In addition to the Base Rent, Subtenant shall pay Subtenant’s Proportionate Share of the increases in Operating Costs for each Comparison Year over the Operating Costs for the calendar year ending December 31, 2006 (the “Base Operating Year”) and Subtenant’s Proportionate Share (as hereinafter defined) of the increase in Taxes for each Tax Year over the Taxes payable for the calendar year ending December 31, 2006 (the “Base Tax Year”) for the Sublease Premises. Subtenant’s Proportionate Share shall be the ratio which the rentable area of the Sublease Premises bears to the rentable area of the Master Premises, which ratio is agreed to be (i) 24.45% as of the date of this Sublease based on 26,875 rentable square feet of the Sublease Premises and 109,928 rentable square feet of the Master Premises, and (ii) 23.75% as of August 1, 2006 based on 26,875 rentable square feet of the Sublease Premises and 113,160 rentable square feet of the Master Premises. Said sums (including any estimates of such sums) shall be paid by Subtenant to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease and shall be accompanied by any invoices or other backup documentation relating thereto in Sublandlord’s possession (which shall include any statement delivered by Master Landlord to Sublandlord pursuant to the Master Lease).

5.2. Commencing on the Delivery Date, Subtenant shall be responsible to pay Sublandlord, as additional rent, for electric energy furnished to the fifteenth (15th) floor of the Building (the 15th Floor Premises”), in the amounts provided for in accordance with Article 13 of the Original Master Lease as incorporated herein, without mark-up by Sublandlord, and based upon readings of the existing submeter(s) for or channels to the 15th Floor Premises (the “Electric Charge”) as provided in the Master Lease. However, at such time or times (the “Adjoining Premises Occupancy Date”) as the 15th Floor Premises or any portion thereof other than the Sublease Premises (the “Adjoining Premises”) shall be occupied for the conduct of business by a party(ies) other than Subtenant (each such party an “Adjoining Subtenant”), then Subtenant’s Electric Charge shall be decreased as of the Adjoining Premises Occupancy Date in an amount equal to the rent inclusion amount or electric charge payable by the Adjoining Subtenant for the Adjoining Premises pursuant to the Adjoining Subtenant’s sublease (the “Adjoining Subtenant’s Electric Charge”). Upon Subtenant’s written request at any time after the Adjoining Premises Occupancy Date (but in no event more than once every two years during the Term), Sublandlord shall have a survey made by an electrical consultant, selected by Sublandlord, to determine the Adjoining Subtenant’s electrical demand load and use of electricity in the Adjoining Premises. Subtenant may otherwise request, from time to time, Sublandlord to have a survey made of the

Adjoining Subtenant’s electrical usage, and the fees of Sublandlord’s consultant making such survey(s) at Subtenant’s request shall be paid by Subtenant. The survey so made will determine the number of kw hours and kw demand based on the electrical equipment and fixtures in the Adjoining Premises and the period of use thereof, and based thereon such consultant will determine the value of such Adjoining Subtenant’s electric energy usage by applying the demand load and kilowatt hours to the average cost per kilowatt hour paid by Sublandlord for obtaining electricity based upon the Electric Charge. In the event the foregoing surveys shall determine that there has been an increase in such Adjoining Subtenant’s Electric Charge, then effective as of the date of such change in the Adjoining Subtenant’s Electric Charge, the then current Electric Charge, as same may have been previously adjusted pursuant to the terms hereof, shall be retroactively decreased by an amount equal to such increase in the Adjoining Subtenant’s Electric Charge as determined by the electric consultant with appropriate credit allowed to Subtenant from the date of such survey determination and thereafter as part of the decreased monthly Electric Charge for electricity by reason of such survey determination. In the event the foregoing surveys shall determine that there has been a decrease in such Adjoining Subtenant’s Electric Charge, then effective as of the date of such change in the Adjoining Subtenant’s Electric Charge, the then current Electric Charge, as same may have been previously adjusted pursuant to the terms hereof, shall be retroactively increased by an amount equal to such decrease in the Adjoining Subtenant’s Electric Charge as determined by the electric consultant and Subtenant shall pay the increased amount therefor from the date of such survey determination within ten (10) days after being billed therefor and thereafter as part of the increased monthly Electric Charge for electricity by reason of such survey determination. The parties agree that the electrical consultant selected by Sublandlord shall so determine the increase or decrease in the Electric Charge hereunder. The determination thereof by such electrical consultant selected by Sublandlord shall be binding and conclusive on both parties, and the change in the Electric Charge shall be effective as of the date such consultant’s determination thereof. Any amounts payable by Subtenant hereunder shall be additional rent.

5.3. Subtenant shall be responsible to pay, commencing on the Commencement Date, for (a) Subtenant’s Proportionate Share of all other sums which Sublandlord is obligated to pay under the Master Lease (which (x) do not result from a default by Sublandlord under the Master Lease unless caused in whole or in part by the acts or omissions of Subtenant or (y) are related in whole or in part to the Sublease Premises) and (b) any additional charges and expenses imposed by Master Landlord pursuant to the terms of the Master Lease and related specifically to Subtenant’s use and occupancy of the Sublease Premises during the Term (e.g., after-hours HVAC, freight elevator, additional cleaning, excess utilities, etc.), for Access Charges for Special Services provided to the Sublease Premises as charged to Sublandlord under the Master Lease, except as otherwise provided in Section 18.2 hereof, and for Subtenant’s Parking Charges (subject to the provisions of Section 10.4 hereof), said sums shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. Bills for such charges shall be accompanied by any invoices or other backup documentation relating thereto in Sublandlord’s possession (which shall include any statement delivered by Master Landlord to Sublandlord pursuant to the Master Lease).

5.4. All sums payable pursuant to this Article shall be considered additional rent payable under this Sublease and Sublandlord shall have all rights and remedies available hereunder for the failure to pay such additional rent.

5.5. If an annual statement is furnished by Master Landlord to Sublandlord which shows that there has been an overpayment by Subtenant of Subtenant’s Proportionate Share of Operating Costs and/or Taxes, Sublandlord shall permit Subtenant to credit Subtenant’s portion of such refund or credit paid by Subtenant against the next subsequent rent payments due under this Sublease. After the termination of this Sublease and the payment to Sublandlord of the balance, if any, of all rent due hereunder, Sublandlord shall promptly pay to Subtenant the amount of any such refund or credit not previously applied by Subtenant.

6.	LETTER OF CREDIT.

6.1. Upon execution of this Sublease, Subtenant shall deposit with Sublandlord, subject to the provisions of Section 6.6 below, a letter of credit complying with the provisions of Section 6.2 (the “Letter of Credit”) in the face amount of $225,000.00 (the “L/C Amount”) and shall maintain such Letter of Credit as provided in Section 6.3, and, should any Letter of Credit be drawn upon, there shall have been deposited with Sublandlord from the funds of the Issuing Bank (as hereinafter defined) a cash security deposit, all as security for the faithful performance and observance by Subtenant of all of the terms, provisions and conditions of this Sublease. Subtenant agrees that, in the event that Subtenant defaults in respect of any of the terms, provisions and conditions of this Sublease (including the payment of any Rents due hereunder) beyond any applicable notice and cure period, Sublandlord may make a demand for payment under said Letter of Credit and use, apply, or retain the whole or any part of the proceeds thereof, to the extent required for the payment of any rents, or any other sum as to which Subtenant is in default, or for any sum that Sublandlord may expend or may be required to expend by reason of Subtenant’s default, in respect of any of the terms, provisions and conditions of this Sublease (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord). In the event that Sublandlord applies or retains any portion or all of such proceeds of such Letter of Credit pursuant to the terms of this Article 6, Subtenant shall within ten (10) Business Days restore the amount so applied or retained by causing the Issuing Bank to issue an amendment thereto, or if no Letter of Credit was then outstanding by causing a new Letter of Credit to be issued so that, at all times, the amount of the Letter of Credit which may drawn upon shall be the L/C Amount. The provisions of this Article shall not be a limitation on Sublandlord’s rights and remedies under this Sublease or at law or in equity. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions and conditions of this Sublease, the Letter of Credit shall be returned to Subtenant sixty (60) days after the later of the Expiration Date or delivery of possession of the entire Sublease Premises to Sublandlord in accordance with the terms of this Sublease; provided, however, that, upon written notice to Subtenant, Sublandlord may make demand for payment under said Letter of Credit in amount a sum equal to Sublandlord’s estimate of Subtenant’s share of any unbilled amount of additional rent. Subtenant waives the provisions of any law now in force or that become in force after the date of execution of this Sublease that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Sublease Premises. Sublandlord and Subtenant agree that, in the event of a default by Subtenant under this Sublease (of which default Subtenant has received notice), Sublandlord may, in addition, make demand for those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, sublessees or invitees.

6.2. Subtenant shall deliver to Sublandlord and continuously maintain in full force and effect until a date no earlier than sixty (60) days after the Expiration Date, a clean, irrevocable Letter of Credit issued by any commercial bank acceptable to Sublandlord with offices for banking purposes in the City of New York or, if it is the normal and ordinary practice of such commercial bank, for presentation of letters of credit by a nationally recognized overnight delivery service (e.g. Federal Express) to another office of such commercial bank located within the continental United States (hereinafter referred to as the “Issuing Bank”) which Letter of Credit shall (i) name Sublandlord as beneficiary thereof, (ii) have a term of not less than one (1) year, (iii) be in the amount of the L/C Amount, and (iv) otherwise be in form and content reasonably satisfactory to Sublandlord. Sublandlord agrees that a Letter of Credit in the form of Exhibit E hereto shall be satisfactory. The Letter of Credit shall, in any event, provide that:

(a) The Issuing Bank shall pay to Sublandlord an amount up to the face amount of the Letter of Credit upon presentation of only a demand for payment in the amount to be drawn;

(b) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each and shall have a final expiry date of not earlier than sixty (60) days after the Expiration Date, unless the Issuing Bank sends written notice (hereinafter called the “Non-Renewal Notice”) to Sublandlord both by Federal Express or similar courier acceptable to Sublandlord and by certified or registered mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed;

(c) Sublandlord, after receipt of the Non-Renewal Notice, or within forty-five (45) days prior to the expiration date of any Letter of Credit then held by Sublandlord, shall have the right, exercisable by a demand for payment draft only, to draw upon the Letter of Credit and receive the proceeds thereof (which shall be held by Sublandlord as a cash deposit pursuant to the terms of this Article 6 pending the replacement of such Letter of Credit or applied as permitted by the terms of this Article 6); and

(d) Upon Sublandlord’s assignment or other transfer of the Master Lease or a leasing of the entire Master Premises, the Letter of Credit shall be transferable by Sublandlord as provided in Section 6.4.

If the Letter of Credit held by Sublandlord shall for any reason not have been so renewed within forty-five (45) days of its then expiration date, Subtenant agrees that (a) it shall, no later than thirty (30) days prior to the then expiration date, replace such expiring Letter of Credit with a Letter of Credit as required by the terms of this Article 6 and Sublandlord agrees that, simultaneously with the delivery of such replacement Letter of Credit, it will return to the Issuing Bank the Letter of Credit being replaced, and (b) in addition to any other right or remedy of Sublandlord under this Sublease, at any time prior to such replacement of such expiring Letter of Credit, Sublandlord may draw upon the Letter of Credit as provided in clause (c) above (and the proceeds thereof shall be held by Sublandlord as a cash deposit pursuant to the terms of this Article 6 pending the replacement of such Letter of Credit or applied as permitted by the terms of this Article 6).

6.3. If Sublandlord draws upon the Letter of Credit, Sublandlord shall deposit the proceeds thereof into a bank or savings and loan association to be selected, from time to time, by Sublandlord in its sole discretion, which account need not be separate from and may be commingled with Sublandlord’s funds. Sublandlord agrees to hold the said security in such an account, subject, however, to the terms of Section 6.1, with respect to the application of such security in the event of Subtenant’s default hereunder beyond any applicable notice and cure period and subject to Subtenant’s obligation and agreement to replace the Letter of Credit so drawn upon with another Letter of Credit as required by the terms of this Article 6, whereupon Sublandlord shall return such cash security deposit to Subtenant. Subtenant agrees that Sublandlord shall be entitled to receive and retain any interest earned on such security.

6.4. In the event of an assignment or other transfer of the Master Lease, or Sublandlord’s interest therein, or a leasing of the entire Master Premises, Sublandlord shall have the right, without cost or expense to Sublandlord, to transfer the Letter of Credit or cash security, as the case may be, deposited hereunder to the assignee or lessee, and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Letter of Credit or cash security. In such event, Subtenant agrees to look solely to the new sublandlord for the return of said Letter of Credit or cash security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said Letter of Credit or cash security to a new sublandlord. Subtenant shall execute such documents as may be necessary to accomplish such transfer or assignment of the Letter of Credit and shall pay any transfer or other fees of the Issuing Bank.

6.5. Subtenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit or cash deposited as security hereunder or any proceeds thereof, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. If Sublandlord determines, in its reasonable discretion, that the financial condition of the Issuing Bank has so declined as to cause concern that the Issuing Bank may not honor a draw on its Letter of Credit, Subtenant shall promptly obtain a replacement Letter of Credit complying with the terms hereof from another commercial bank acceptable to Sublandlord with offices for banking purposes in the City of New York or, if it is the normal and ordinary practice of such commercial bank, for presentation of letters of credit by a nationally recognized overnight delivery service (e.g. Federal Express) to another office of such commercial bank located within the continental United States.

6.6. Notwithstanding anything to the contrary contained herein, the parties hereto agree that Subtenant shall be permitted to post, for a period not to exceed thirty (30) days after the date hereof, $225,000.00 as cash security hereunder (“Cash Security Deposit”) in place of the Letter of Credit. The Cash Security Deposit shall be deposited with Sublandlord upon execution of this Sublease by Subtenant, and Sublandlord agrees to hold the Cash Security Deposit as though the same were cash proceeds of the Letter of Credit, in accordance with the provisions hereof. Sublandlord shall release the Cash Security Deposit to Subtenant within ten (10) business days after receipt of the Letter of Credit in the form required hereunder.

7.	INCORPORATION OF MASTER LEASE BY REFERENCE; ASSUMPTION.

7.1. Subtenant acknowledges that it has read the Master Lease and is fully familiar with all terms and conditions of the Master Lease. All of the terms, covenants, conditions and provisions of the Master Lease are hereby incorporated in and made part of this Sublease, except (i) as herein otherwise expressly provided; (ii) those which by their nature are inapplicable or inappropriate to the subleasing of the Sublease Premises pursuant to this Sublease or are inconsistent with or modified by any of the terms, covenants or conditions of this Sublease; (iii) for the obligations to pay rent and additional rent under the Master Lease other than as incorporated herein; and (iv) Sections 1.1, 1.3, 2.1(A) and (H), 2.2, 2.3(A) through (C), 2.4 through 2.5, 2.7, 3.1(B)(4) and (6) (provided that any ATM installed pursuant to clause (9) shall be subject to Subtenant’s obligation to restore such alteration in accordance with the provisions hereof), 3.2, 3.3, 3.6, 3.7(C) (second and third sentences), 4.1(C) (second sentence only), 4.4(B) (last sentence only), 4.9, 4.10(A) (third sentence only), 5.2(A), 7.2 (to the extent such violation relates to fire and life safety violations), 7.7(A) and (B), 8.1(A)(1) (proviso in first sentence), (A)(2), (B) (last sentence), (C) and (E), 8.2(D), 8.5, 9.1(D) and (E), 9.4(H), 9.7(A), rent abatement, reduction and apportionment provisions of Sections 10.1(B) and (C), and 11.1(B), 12.3(B), and the reference to “three (3) occupants on any floor of the Premises” in Section 12.5(A)(5) is hereby changed to “two (2) occupants in the Sublease Premises”, Sections 12.6, 12.9, 12.11, and 12.15, Sections 15.1(A), 15.1(B), 15.2 (second sentence), 15.3, 15.4, references to the abatement of Subtenant’s Parking Charges and providing of alternative and comparable parking facilities in Section 15.6, last sentence of Section 16.2(A), Article 18, proviso in Section 19.2, Sections 19.3, 19.4 and 19.5, 24.1(B)(7) (reference in first parenthetical to the number of coffee stations or Dwyer units to up to four (4) per floor of the Premises is hereby changed to up to four (4) in the 15th Floor Premises), Sections 24.1(B)(8)(b) and (C), Sections 24.4(A), 24.5(B), 24.6(A) (second sentence), 24.7, 24.8(A)(3)(a), (b), (c) and (e), 24.8(B)(1) (second sentence) and (2), Section 24.8(D), references to Tenant’s right to dispute the Adjusted Special Service Charge in 24.10(D), 24.11(C) shall be subject to Master Landlord’s consent and Sublandlord’s rights and obligations under the Master Lease, 25.2(B) and (C), Sections 26.1, 26.2 (first sentence), 29.2, Articles 30 and 31, Section 33.1(A) (last sentence), Article 35, Sections 36.1 through 36.4, 37.6 (except the first sentence thereof) and 37.10(A), Exhibits A, B, E, F and G, Schedule A, C(III) and D of the Original Master Lease and the Surrender shall not be deemed incorporated in or made a part hereof.

7.2. The term “Landlord” as used in the Master Lease shall refer to “Sublandlord” hereunder, the term “Tenant” as used in the Master Lease shall refer to “Subtenant” hereunder, the term “Lease” as used in the Master Lease shall refer to this Sublease and the term “Leased Premises” as used in the Master Lease shall refer to the Sublease Premises described herein; provided, however, that the obligations, waivers, releases and other agreements of Subtenant under Article 9 of the Sublease, as incorporated herein, shall be deemed to be given in favor of both Master Landlord and Sublandlord. Notwithstanding anything to the contrary contained in this Sublease, except as otherwise expressly provided in this Sublease, Sublandlord shall not be required to (i) provide any of the insurance, services or construction to the Sublease Premises that Master Landlord may have agreed to provide pursuant to the Master Lease (or as required by law), (ii) provide any utilities (including electricity) to the Sublease Premises that Master Landlord may have agreed to furnish pursuant to the Master Lease (or as required by law), (iii) make any of the repairs that Master Landlord may have agreed to make pursuant to the Master Lease (or as required by law), (iv) take any other action relating to the operation, maintenance, repair, restoration, rebuilding, alteration or servicing of the Master Premises that Master Landlord may have agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made complied with or taken under the Master Lease or (v) provide Subtenant with any abatement, rebate, credit, allowance or other concession required of Master Landlord pursuant to the Master Lease. Subtenant shall not make any claim against Sublandlord for any damage which may arise by reason of (a) the failure of Master Landlord to keep, observe or perform any of its obligations under the Master Lease or (b) the acts or omissions of Master Landlord or its agents, contractors, employees, invitees or licensees or (c) any representation made by Master Landlord to Sublandlord in the Master Lease. Whenever Master Landlord has certain rights and authority under the Master Lease, such rights and authority shall continue to be vested in Master Landlord and, if appropriate, Sublandlord.

7.3. If, as a result of the provisions of Sections 10.1(B) and (C), 11.1(B), 15.6, 25.2(B) or any other similar provision of the Master Lease applicable to the Sublease Premises, Sublandlord shall actually receive under the Master Lease an abatement of Rent as to the Sublease Premises (for a period during the Term hereof), then Subtenant shall be entitled to receive from Sublandlord a proportionate share of such abatement calculated as follows: for each rentable square foot to which the abatement applies and for which Subtenant is obligated to pay Rent under this Sublease, Subtenant shall receive its proportionate share of such abatement based on the ratio of the per square foot Rent payable by Subtenant under this Sublease to the per square foot Rent payable by Sublandlord under the Master Lease for the Sublease Premises, but in no event in excess of the abatement actually received by Sublandlord for the Sublease Premises.

7.4. If any provisions of this Sublease expressly conflict with any portion of the Master Lease as incorporated herein, the terms of this Sublease shall govern. Subtenant shall assume and perform for the benefit of Sublandlord and Master Landlord all of Tenant’s obligations under the Master Lease provisions as incorporated herein to the extent that the provisions are applicable to the Sublease Premises.

7.5. Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, and the performance of any other obligations required of Master Landlord under the Master Lease with respect to the Sublease Premises or the common areas of the Building (except to the extent any such obligations were not incorporated by reference above); provided, however, Sublandlord’s sole obligation with respect thereto shall be to request the same, as requested in writing by Subtenant and at Subtenant’s sole cost and expense. If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Sublandlord will use reasonable commercial efforts to cause Master Landlord to perform and observe such obligations (except that Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Master Landlord, or utilize any self-help rights, or make any payment of money or other consideration other than as expressly required of Sublandlord under the Master Lease), but Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Master Landlord or by reason of any default of Master Landlord under the Master Lease or any failure of Master Landlord to act or grant any consent or approval under the Master Lease, or from any misfeasance or non-feasance of Master Landlord, nor shall the obligations of Subtenant hereunder be excused or abated in any manner by reason thereof, except as expressly provided in this Sublease. If Sublandlord elects to commence legal, arbitration or audit or other proceedings against the Master Landlord to enforce, or otherwise enforces, Sublandlord’s rights under the Master Lease which are applicable to Subtenant and the Sublease Premises as well as to the Sublandlord as to the remainder of the Master Premises, Subtenant shall be responsible for reimbursing Sublandlord for the reasonable, out-of-pocket costs of such proceedings, including, without limitation, reasonable attorneys’ fees incurred by Sublandlord at the following rates: (a) one hundred (100%) percent thereof if such pertain only to the Sublease Premises; (b) Subtenant’s Proportionate Share if such pertain to the entire Master Premises; or (c) a proportionate percentage if such pertain to the Sublease Premises or any part thereof and to a portion of the Master Premises other than the Sublease Premises, such reimbursement to be made by Subtenant to Sublandlord within thirty (30) days after invoice therefor.

7.6. Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord’s other obligations under the Master Lease, provided that in day-to-day issues, Subtenant shall contact Master Landlord first to obtain the desired service or item and shall only contact Sublandlord if Master Landlord fails to perform. This Sublease shall at all times during the Term remain subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and to all modifications and amendments to the Master Lease. Sublandlord agrees with Subtenant that so long as Subtenant is not in default hereunder beyond any applicable notice and/or cure period, Sublandlord shall not enter into any modification or amendment to the Master Lease which will (i) prevent or materially adversely affect the use by Subtenant of the Sublease Premises in accordance with the terms of the Sublease, (ii) increase the obligations of Subtenant hereunder, except to a de minimis extent, (iii) decrease its rights under the Sublease, except to a de minimis extent, (iv) decrease the size of the Sublease Premises, except as otherwise permitted in the Master Lease, or (iv) accelerate the Expiration Date of the Master Lease as to the Sublease Premises, unless Master Landlord shall accept an attornment by Subtenant to Master Landlord upon substantially the same (or more favorable to Subtenant) terms as provided in this Sublease (or if such attornment shall not be accepted with Subtenant being in default hereunder).

8.	MASTER LEASE.

8.1. At any time and on reasonable prior notice to Subtenant, Sublandlord can elect to require Subtenant to perform Subtenant’s obligations under this Sublease directly to Master Landlord, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications that Subtenant shall send to and receive from Master Landlord. Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved by or vested in Master Landlord. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; except that if this Sublease terminates (i) as a result of a default of one of the parties under this Sublease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination, or (ii) as a result of a voluntary surrender of the Master Lease by Sublandlord to Master Landlord (which shall not be deemed to include a right of termination by reason of casualty or condemnation), Sublandlord shall be liable to Subtenant for all damage suffered by Subtenant as a result of the termination, unless Master Landlord shall accept an attornment by Subtenant to Master Landlord pursuant to the then executory provisions of this Sublease, subject to the provisions of Section 12.5(A)(II) of the Original Master Lease; provided, however, that in no event shall either party be liable for consequential or punitive damages. Notwithstanding the foregoing, in the event of a termination, re-entry or dispossess of Sublandlord by Master Landlord under the Master Lease, Master Landlord may, at its option, take over all of the right, title and interest of Sublandlord hereunder and Subtenant, at Master Landlord’s option, shall attorn to Master Landlord pursuant to the then executory provisions of this Sublease, except as otherwise set forth in Section 12.5(A)(11) of the Original Master Lease.

8.2. Sublandlord represents that Sublandlord (i) has not given written notice to Master Landlord in accordance with the Master Lease of any default by Master Landlord under the Master Lease, (ii) has not received any written notice from Master Landlord of any default by Sublandlord, as tenant under the Master Lease, which has not been cured; (iii) is the tenant under the Master Lease and has not assigned the Master Lease or any interest therein; (iv) has not subleased the Sublease Premises or any portion thereof to any person or entity other than Subtenant; and (v) the Master Lease is in full force and effect.

8.3. Nothing contained in this Sublease shall require Subtenant to incur any liability or to perform any obligation with respect to the Premises other than the Sublease Premises, except to the extent arising out of or resulting from the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, sublessees or invitees.

9.	ACCEPTANCE OF SUBLEASE PREMISES “AS IS”.

9.1. Except for Sublandlord’s Work and as otherwise expressly set forth in this Sublease, the Sublease Premises shall be delivered to Subtenant in “AS IS and WITH ALL FAULTS” condition and without any representations and warranties with respect thereto by Sublandlord, its agents, officers, directors, employees, consultants or attorneys. Subtenant acknowledges and agrees that Sublandlord and its agents, officers, directors, employees, consultants and attorneys have made no representations, warranties or promises of any nature whatsoever with respect to the Building, the Project, the Sublease Premises or any improvements located therein. The taking of possession of any portion of the Sublease Premises by Subtenant shall be conclusive evidence that Subtenant accepts the same “AS IS and WITH ALL FAULTS”, except for the completion of Sublandlord’s Work, and that the Sublease Premises and the Building are suited for the use intended by Subtenant and are in good and satisfactory condition at the time such possession was taken. Subtenant represents and warrants to Sublandlord that (a) its sole intended use of the Sublease Premises is for general office and trading floor uses in accordance with the Master Lease, and (b) prior to executing this Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Sublease Premises for its intended use and has determined that the Sublease Premises are suitable for such intended use. Except for Sublandlord’s Work, Sublandlord shall have no obligation whatsoever to construct any improvements for Subtenant or to repair or refurbish the Sublease Premises. All alterations to the Sublease Premises, other than Sublandlord’s Work, shall be at Subtenant’s sole cost and expense.

9.2. Sublandlord shall, upon receipt of the Master Landlord Consent and (if Sublandlord elects) upon receipt of Master Landlord’s consent to Sublandlord’s Work, (i) construct a demising wall separating the Sublease Premises from the balance of the 15th Floor Premises as shown on Exhibit B, and (ii) paint in a Building standard color the north side of the common corridor on the 15th Floor Premises (“Sublandlord’s Work”). It is understood that item (ii) of Sublandlord’s Work may be performed while Subtenant is performing its work in the Sublease Premises and that no rent relief will be afforded Subtenant in connection therewith, provided, however, Sublandlord shall use commercially reasonable efforts to minimize interference with the conduct of such work by Subtenant. Subtenant acknowledges that item (ii) of Sublandlord’s Work shall be performed during regular business hours, and need not be completed prior to the Commencement Date, provided Sublandlord shall substantially complete such work within thirty (30) days after the Commencement Date. Sublandlord shall provide Subtenant with any certificates of occupancy required in connection with Sublandlord’s Work.

9.3. Subtenant shall, throughout the Term, maintain in full force and effect an air conditioning service repair and full service maintenance contract in form and substance reasonable acceptable to Sublandlord with Sublandlord’s designated air conditioning contractor or servicing company covering the supplemental HVAC system in the Sublease Premises and providing for scheduled maintenance shown on Exhibit G attached hereto and made a part hereof.

9.4. Subtenant hereby grants Sublandlord, its subtenants, successors and assigns an irrevocable license during the Term for twenty-four (24) hour, seven (7) day per week access to telecom and/or electrical closets located in the Sublease Premises which service portions of the Master Premises other than the Sublease Premises, in order that Sublandlord may install, operate, maintain, repair and remove its equipment, as well as cabling and electrical lines, therein. Sublandlord shall, except in an emergency, give Subtenant reasonable prior notice (which may be oral or written) concerning any such access by Sublandlord, its agents, employees, contractors and/or subcontractors and, at Subtenant’s option (except in the event of an emergency), Sublandlord shall be accompanied by a representative of Subtenant (which Subtenant shall make available to Sublandlord). Sublandlord shall use commercially reasonable efforts not to interfere with Subtenant’s use and occupancy of the Sublease Premises in connection with such access.

10.	USE; SIGNAGE; SUBLANDLORD’S TRADE NAMES; PARKING; FF&E.

10.1. Use. Subtenant agrees that the Sublease Premises shall be used by Subtenant (and its permitted assignees and subtenants) solely for general office and trading floor uses in accordance with the provisions of the Master Lease and for no other use, business or purpose whatsoever.

10.2. Signage. Subject to Sublandlord’s rights and obligations under the Master Lease, Subtenant shall have the right, at its sole cost and expense, to install Building standard signage on the entry doors to the Sublease Premises, which signage shall be subject to approval by Master Landlord.

10.3. Sublandlord’s Trade Names. Subtenant agrees that it shall not, without Sublandlord’s prior written consent which consent may be withheld in Sublandlord’s sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or services marks of Sublandlord, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease.

10.4. Parking. Subtenant shall have the use of one (1) parking space for each 1,000 rentable square feet of the Sublease Premises (“Subtenant’s Parking Spaces”) in the Parking Garage and Access Cards in connection therewith for which Subtenant shall pay a charge at the monthly rate equal to $220.00 for each of Subtenant’s Parking Spaces and Access Cards (whether or not such Subtenant’s Parking Spaces or Access Cards are actually utilized by Subtenant) (the “Subtenant’s Parking Charge”), which Subtenant’s Parking Charge shall be paid in advance to Sublandlord as additional rent. On the first (1st) anniversary of the Commencement Date and thereafter on each anniversary of the Commencement Date, Subtenant’s Parking Charge shall be increased to the lesser of (i) the then posted monthly rate charged to Sublandlord under Section 15.1 of the Original Master Lease, and (ii) one hundred ten (110%) percent of the Subtenant’s Parking Charge payable by Subtenant hereunder for the immediately preceding twelve (12) month period. The designation of Subtenant’s Parking Spaces shall be allocated by Sublandlord from Sublandlord’s Parking Spaces available to Sublandlord under the Master Lease, as Sublandlord shall determine in its sole discretion. Subtenant’s rights as to and its use of the Parking Garage are subject to the terms and conditions of the Master Lease, and Subtenant shall comply therewith.

10.5. Furniture. Fixtures and Equipment.

(a) Subtenant shall have the right to use, during the Term, the furniture and fixtures existing in the Sublease Premises on the Commencement Date and substantially as shown on Exhibit B and the existing equipment itemized on Exhibit D attached hereto and made a part hereof (collectively, the “FF&E”), without payment of an additional charge or fee. Subtenant shall be solely responsible for obtaining all maintenance contracts, relevant support agreements, rights, licenses, permissions and software necessary and/or appropriate for the use and/or operation of the FF&E by Subtenant. The FF&E shall be left in the Sublease Premises on the Commencement Date in its “as is” “where is” condition, except as otherwise expressly set forth herein. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove the FF&E from the Sublease Premises, which FF&E shall thereafter be the property of Subtenant for ail purposes, and Sublandlord shall deliver to Subtenant a bill of sale (“FF&E Bill of Sale”) listing the FF&E in the form attached hereto as Exhibit H promptly thereafter, which FF&E Bill of Sale shall be countersigned by Subtenant and returned to Sublandlord within ten (10) business days after Subtenant’s receipt thereof. In the event Subtenant fails to countersign and return the FF&E Bill of Sale within such 10-business day period, Subtenant (i) shall conclusively be deemed to have accepted the FF&E Bill of Sale, and (ii) hereby irrevocably appoints Sublandlord as Subtenant’s attorney-in-fact (such power of attorney being coupled with an interest) to execute and deliver the FF&E Bill of Sale for and in the name of Subtenant. Notwithstanding the foregoing, in the event Subtenant shall be in default under this Sublease, Subtenant shall, at Sublandlord’s option, leave such FF&E in the Sublease Premises at the end of the Term in the same condition as on the date hereof, reasonable wear and tear and damage by casualty excepted. Subtenant shall be pay, and shall indemnify Sublandlord for the payment of, all sales and/or use tax arising from the sale, use and/or transfer of the FF&E hereunder.

(b) Notwithstanding the foregoing, the computer hard drives delivered by Sublandlord to Subtenant as FF&E (the “Hard Drives”) shall be delivered to Subtenant on the Commencement Date in working order. Subtenant shall have thirty three (33) business days to notify Sublandlord, in writing, of any Hard Drives that were not so delivered, failing which it shall be automatically deemed that such Hard Drives were delivered to Subtenant in working order. Replacement of any Hard Drive(s) not in working order as specified in Subtenant’s notice shall be Subtenant’s sole and exclusive remedy with respect thereto. Sublandlord shall not be responsible for replacement of any Hard Drives which are not in working order as a result of the act or omission of anyone other than Sublandlord, its employees, contractors and agents. Sublandlord agrees to reimburse Subtenant up to a maximum amount of (i) $255.00 per Hard Drive for the cost incurred by Subtenant in purchasing licenses for the Microsoft Office software program to be installed by Subtenant thereon, and (ii) $250.00 per Hard Drive for the cost incurred by Subtenant in purchasing licenses for Microsoft Windows XP software program to be installed by Subtenant thereon. Sublandlord shall disburse, within thirty (30) days of receipt of Subtenant’s itemized request, such amount to the extent set forth in Subtenant’s requisition, provided, however, that Sublandlord will not be obligated to make any advance if, and for so long as, Subtenant is in default under this Sublease beyond any applicable notice and cure.

(c) Intentionally Omitted.

(d) SUBLANDLORD MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, REGARDING ANY OF THE FF&E OR THE CONDITION THEREOF, INCLUDING IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES WHATSOEVER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN. SUBTENANT ACKNOWLEDGES THAT NEITHER SUBLANDLORD NOR ANY OF ITS AGENTS HAVE MADE, AND SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE FF&E, (ii) THE SUITABILITY OF ANY OF THE FF&E FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED BY SUBTENANT, (iii) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY, TITLE, QUIET ENJOYMENT, NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR FITNESS FOR A PARTICULAR PURPOSE THEREOF, EVEN IF SUBLANDLORD HAS BEEN MADE AWARE OF SUCH PURPOSE, (iv) THE ABILITY OR RIGHT OF SUBTENANT TO USE ANY OF THE FF&E AND/OR RELATED SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY THIRD PARTY SOFTWARE, OR (v) ANY OTHER MATTER WITH RESPECT TO ANY OF THE FF&E OR ANY COMPONENT THEREOF, INCLUDING ANY SOFTWARE THEREON. SUBLANDLORD DOES NOT WARRANT AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS THAT ANY SOFTWARE PRODUCT’S FUNCTIONS WILL MEET SUBTENANT’S REQUIREMENTS OR THAT THE OPERATION OF ANY SUCH SOFTWARE WILL BE UNINTERRUPTED, VIRUS FREE OR ERROR FREE, OR THAT DEFECTS IN SUCH SOFTWARE WILL BE CORRECTED. SUBTENANT SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE FF&E AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SUBLANDLORD OR ITS AGENTS, EXCEPT AS EXPRESSLY PROVIDED HEREIN. SUBLANDLORD SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE FF&E OR THE OPERATION THEREOF, FURNISHED BY ANY PERSON OR ENTITY PURPORTING TO ACT ON BEHALF OF SUBLANDLORD.

11.	COMPLIANCE WITH LAWS AND REGULATIONS; PROHIBITED ACTIONS.

11.1. Subtenant, at its sole cost and expense, shall promptly comply with all local, state or federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force in accordance with the provisions of Article 7 of the Original Master Lease, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12 101 et seq. and any governmental regulations relating thereto, including, without limitation any required alterations for purposes of “public accommodations” under such statute, and similar federal, state and local laws and regulations (collectively, the “ADA”). Subtenant shall not use or permit the Sublease Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Building or Master Premises or cause the cancellation of any insurance policy covering the Building or the Master Premises, nor shall Subtenant permit to be kept, used or sold, in or about the Sublease Premises or the Building, any article which may be prohibited by the standard form of fire insurance policy. Subtenant shall not during the Term (i) commit or allow to be committed any waste upon the Sublease Premises, or any public or private nuisance in or around the Building or the Sublease Premises, (ii) allow any sale by auction upon the Sublease Premises, (iii) place any loads upon the floor, walls, or ceiling of the Sublease Premises which endangers the Building, (iv) use any apparatus, machinery or device in or about the Sublease Premises which will cause any substantial noise or vibration or in any manner damage the Building, (v) place any harmful liquids in the drainage system of the Building or in the soils surrounding the Building, or (vi) disturb or unreasonably interfere with other tenants of the Building. If any of Subtenant’s office machines or equipment disturbs the quiet enjoyment of any other tenant in the Building, then Subtenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Subtenant’s sole cost and expense.

11.2. Subtenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., the Solid Waster Disposal Act, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., the Clean Water Act, and 33 U.S.C. §§ 1251, et seq., the Hazardous Substance Account Act, the Hazardous Waste Control Act, and the Porter-cologne Water Quality Control Act, all as amended) including, without limitation, PCBs, oil and petroleum products, asbestos and asbestos-containing materials and radioactive materials (collectively, “Hazardous Substances”), on, under or near the Sublease Premises or the Building, except that Subtenant may use Hazardous Substances on the Sublease Premises that are incidental to general office use (such as photocopier toner) provided such use is in compliance with laws and prudent business practices. Subtenant shall not cause or permit any waste material or refuse to be dumped upon or remain upon any part of the Building outside the Sublease Premises, nor shall Subtenant cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain upon the Building outside the Sublease Premises. Subtenant agrees to indemnify Master Landlord and Sublandlord against and hold Master Landlord and Sublandlord harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Subtenant or any person claiming through or under Subtenant or any contractor, agent, employee, visitor, assign or licensee of Subtenant, on or about the Building throughout the Term. Sublandlord agrees to indemnify Subtenant against and hold Subtenant harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Sublandlord or any contractor, agent, employee, visitor, assign or licensee of Sublandlord, on or about the Building throughout the Term, except to the extent arising out of or resulting from the act or omission of Subtenant or any contractor, agent, employee, visitor, assign, sublessee or licensee of Subtenant. Sublandlord has not received written notice that the Sublease Premises is in violation of any Environmental Law or other Legal Requirement.

12.	SUB-SUBLETTING; ASSIGNING.

12.1. Subject to Subtenant’s obtaining the consent of Master Landlord and Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed on the part of Sublandlord, Subtenant shall have the right to assign this Sublease or to sub-sublease the Sublease Premises in accordance with and subject to the provisions of Article 12 of the Original Master Lease (including the provisions of Section 12.5(A)(11) thereof), as incorporated herein, and this Article 12. Without limiting the reasons upon which Sublandlord could reasonably withhold its consent, Sublandlord may reasonably withhold its consent if it does not approve (i) the proposed use of the Sublease Premises, if such use is not permitted by this Sublease, (ii) the proposed physical subdivision of the Sublease Premises or the construction of a multi-tenant corridor, or (iii) the creditworthiness or business reputation of the assignee or sub-subtenant. Such assignment or sub-sublease shall be subject to all of the terms and conditions of the Master Lease and this Sublease, and Subtenant shall remain primarily liable under this Sublease notwithstanding any sub-sublease. In connection with any assignment or subletting, Sublandlord shall have the right to review and approve the current financial statements of Subtenant and any proposed assignee or sub-subtenant. Fifty (50%) percent of any profit realized by Subtenant as a result of such assignment or sub-subleasing (after first deducting Subtenant’s reasonable costs associated therewith, including only brokerage fees and commissions, reasonable attorneys’ fees and the cost of remodeling or otherwise improving or altering the Sublease Premises for said sublessee) shall be paid to Sublandlord after appropriate sharing, if any, with the Master Landlord.

12.2. Subject to Sublandlord’s rights and obligations under the Master Lease, Sublandlord consent shall not be required for transactions with a corporation or business entity described in clauses (i) through (iv) of Section 12.9(A) of Master Lease (“Permitted Transferee”), provided the conditions set forth in such Section shall be applicable to all such Permitted Transferees, provided, however, for purposes of this Sublease, the net worth test in clause (b) of Section 12.9(A)(1) of the Master Lease as to Permitted Transferees shall be the greater of (i) the net worth of the Subtenant named herein as of the date of this Sublease and (ii) the net worth of Subtenant immediately prior to such transaction.

13.	DEFAULTS AND REMEDIES.

13.1. Upon any default by Subtenant under this Sublease or under the Master Lease or any default by Guarantor under the Guaranty (as hereinafter defined), Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Lease, including, without limitation, Article 17 of the Original Master Lease. It is understood and agreed that a default by Subtenant under any of the service contracts required to be maintained by Subtenant pursuant to Section 9.3 above shall be deemed a default by Subtenant under this Sublease. Without limiting the generality of the foregoing, Sublandlord shall have the rights and remedies provided by law, including but not limited to the right to terminate Subtenant’s right to possession of the Sublease Premises and to recover the worth at the time of award of the amount by which the unpaid annual Base Rent, additional rent and other charges for the balance of the Term after the time of award exceed the amount of rental loss for the same period that Subtenant proves could be reasonably avoided; and the rights and remedies provided by law that allows Sublandlord to continue this Sublease in effect and to enforce all of its rights and remedies under this Sublease, including, without limitation, the right to recover annual Base Rent, additional rent and other charges as they become due.

13.2. Any holdover by Subtenant of any portion of the Sublease Premises beyond the scheduled expiration date shall result in the payment of rent with respect to the Sublease Premises equal to the holdover rent and any other sums payable by Sublandlord pursuant to Section 1.2 of the Original Master Lease or otherwise. Notwithstanding anything contained in Section 4.6 of the Original Master Lease to the contrary, Subtenant shall be required, at Sublandlord’s option, to remove at the end of the Term any telephone, communications and data cabling installed in the Sublease Premises by or at the request of Subtenant. If the Sublease Premises are not vacated and surrendered in the condition required hereunder on the Expiration Date, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall and hereby agrees to indemnify and hold Sublandlord harmless from and against any and all claims, losses, expenses or damages, including, without limitation, attorneys’ fees and disbursements, arising out of or resulting from any delay by Subtenant in so surrendering the Sublease Premises, or any portion thereof, including, without limitation, any claims made by any succeeding tenant or prospective tenant founded upon such delay and the loss of the benefit of the bargain should such successive lease be terminated by reason of such holding over and any amounts payable by Sublandlord to Master Landlord pursuant to the Master Lease in respect of the Master Premises. Notwithstanding the foregoing, Subtenant shall have no right to holdover any portion of the Sublease Premises without the consent of Sublandlord.

13.3. In the event of a non-monetary default by Subtenant under the Sublease, Subtenant shall have the same notice and cure rights provided for in the Master Lease as Sublandlord would have for a similar default under the Master Lease, except that Subtenant’s time to cure shall not exceed seventy-five percent (75%) of the corresponding time under the Master Lease.

13.4. Sublandlord shall promptly notify Subtenant in writing of any default by either Sublandlord or Master Landlord under the terms and conditions of the Master Lease that affects Subtenant’s rights under this Sublease.

14.	ALTERATIONS.

14.1. Subtenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Sublease Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Sublandlord and Master Landlord. Any Alterations must be done in full compliance with the provisions of Article 4 of the Original Master Lease, as incorporated herein, and all other applicable provisions of the Master Lease; provided, however, that in all instances concerning Sublandlord’s approval of Subtenant’s Alterations, the time period in which Sublandlord shall have to grant or withhold its consent to such Alterations shall equal one hundred thirty percent (130%) of the corresponding time period under the Master Lease (i.e., if Master Landlord has ten (10) business days to approve an Alteration, Sublandlord shall have thirteen (13) business days in which to approve the same Alteration). All Alterations shall be made at Subtenant’s sole cost and expense and by contractors or mechanics approved by Sublandlord and Master Landlord, shall be made at such times and in such manner as Sublandlord may from time to time designate, and shall become the property of Sublandlord without its obligation to pay for such Alterations. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Building and shall be constructed in compliance with all plans approved by Sublandlord and Master Landlord. Alterations shall be diligently prosecuted to completion to the end that the Sublease Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, including all building codes and regulations and the ADA. Subtenant, at its sole cost and expense, shall obtain any and all permits and consents of applicable governmental authorities (collectively “Permits”) in connection with all Alterations. Subtenant shall be liable to Sublandlord and Master Landlord for the reasonable costs of any improvements to the Building (whether or not on the Sublease Premises) which may be required as a consequence of Subtenant’s Alterations. Before commencing any alterations, additions or improvements costing in excess of Twenty Five Thousand Dollars ($25,000), Subtenant, at Subtenant’s cost, shall obtain and deliver to Sublandlord a performance bond and a labor and materials payment bond for the benefit of Sublandlord, issued by a corporate surety licensed to do business in New Jersey and reasonably acceptable to Sublandlord, each in the amount of one hundred twenty-five percent (125%) of the cost of the work in a form satisfactory to Sublandlord. No work or interior improvements installed in the Sublease Premises may be removed unless the same are promptly replaced with work or interior improvements of the same or better quality. Sublandlord hereby reserves the right to require any contractor, subcontractor or materialman working in or providing materials to the Sublease Premises to provide lien waivers and liability insurance covering the Alterations to the Sublease Premises. Subtenant shall give Master Landlord and Sublandlord ten (10) days written notice prior to the commencement of any Alterations and shall allow Master Landlord and Sublandlord to enter the Sublease Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the Sublease Premises as a part thereof at the termination of this Sublease, without disturbance, molestation or injury, provided that each of Master Landlord and/or Sublandlord may require any Alterations to be removed upon termination of this Sublease in their sole and absolute discretion. In such event, all expenses to remove said Alterations and to restore the Sublease Premises to normal building standards shall be paid by Subtenant.

14.2. Notwithstanding anything contained herein or in the Master Lease to the contrary, subject to Sublandlord’s rights and obligations under the Master Lease, Subtenant shall have the one time right to make, without Sublandlord consent, Cosmetic Changes and/or Non-Structural Alterations in the Sublease Premises, provided that the estimated cost thereof shall not exceed $25,000.00 in the aggregate. In connection therewith, Subtenant shall comply with the requirements of Sections 4.1(C) and 4.9 of the Master Lease.

14.3. Subtenant shall have no obligation to remove any Alterations made by Sublandlord prior to the Commencement Date (including, without limitation, Sublandlord’s Work) as required by the Master Lease (the “Pre-Existing Alterations”). In the event Master Landlord notifies Sublandlord that any Pre-Existing Alterations for which Sublandlord is responsible to remove must be removed and the Sublease Premises restored, Sublandlord shall, as soon as reasonably practicable thereafter, notify Subtenant thereof and of the date on which Sublandlord requires access to the Sublease Premises to so remove and restore (the “Access Date”), which Access Date shall be no earlier than thirty (30) days prior to the Expiration Date, Sublandlord shall have the right to terminate this Sublease as of the Access Date, in which case the Access Date shall be deemed the Expiration Date of this Sublease for all purposes. In the event Subtenant fails to provide Sublandlord with access to the Sublease Premises for such purpose.

Subtenant shall be liable to Sublandlord for any claims, losses, expenses or damages Sublandlord may incur as a result thereof, including, without limitation, all claims, losses, expenses or damages set forth in Section 13.2 hereof.

15.	INDEMNIFICATION.

15.1. Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sublandlord may be liable to Master Landlord under any indemnity or hold harmless in the Master Lease (“Master Lease Indemnity”) and reasonable attorneys’ fees and costs, arising from: (a) Subtenant’s use of the Sublease Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by Subtenant in or about the Sublease Premises, (b) any breach or default in the performance of any obligation to be performed by Subtenant under the terms of this Sublease (or any consents thereto), (c) any act, neglect, fault or omission of Subtenant or of its directors, officers, agents, employees, licensees, invitees, vendors, contractors or consultants, (d) any default by Subtenant under any associated support, licensing or other agreement with respect to the FF&E and/or related software, (e) the acquisition, use, misuse, modification, operation, maintenance and/or disposition of, or violation of law with respect to, the FF&E and/or related software by Subtenant or of its directors, officers, agents, employees, licensees, invitees, vendors, contractors or consultants, (f) any act or omission relating to the FF&E and/or related software by Subtenant or of its directors, officers, agents, employees, licensees, invitees, vendors, contractors or consultants and (g) the violation, infringement or misappropriation of any third party’s intellectual property rights (including, without limitation, trade secret, trademark, patent or copyright) with respect to the FF&E and/or related software by Subtenant or of its directors, officers, agents, employees, licensees, invitees, vendors, contractors or consultants; provided that, except for a Master Lease Indemnity and/or an indemnity under clauses (d) through (g) above, in no event shall Subtenant be liable for consequential or punitive damages, and provided, further, in no event shall Subtenant be liable for the gross negligence or willful misconduct of Sublandlord, its agents, contractors or employees. In case any action or proceeding shall be brought against Sublandlord by reason of any such claim, Subtenant upon notice from Sublandlord shall defend the same at Subtenant’s expense by counsel approved in writing by Sublandlord. To the fullest extent permitted by law, Subtenant, as a material part of the consideration to Sublandlord, hereby assumes all risk of and waives all claims against Sublandlord with respect to damage to property or injury to persons in, upon or about the Sublease Premises from any cause whatsoever except that which is caused by the failure of Sublandlord to observe any of the terms and conditions of this Sublease where such failure has persisted for an unreasonable period of time after written notice to Sublandlord of such failure, provided that in no event shall Sublandlord be liable for consequential or punitive damages.

15.2. Sublandlord shall indemnify, defend and hold Subtenant harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from (i) any breach or default in the performance of any obligation to be performed by Sublandlord under the terms of this Sublease (or any consents thereto), or a breach or default by Sublandlord of the Master Lease, except for breaches or defaults arising out of a breach or default by Subtenant of this Sublease, or the acts or omissions of Subtenant, its agents, contractors, employees invitees or licensees, and (ii) any gross negligence or willful misconduct Sublandlord, its employees, agents, contractors or invitees, provided that in no event shall Sublandlord be liable for consequential or punitive damages.

16.	DAMAGE TO SUBTENANT’S PROPERTY.

Notwithstanding anything to the contrary in this Sublease, Master Landlord and Sublandlord and its directors, officers and agents shall not be liable for (a) any damage to any property entrusted to employees of the Building or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Subtenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Building, except to the extent caused by the gross negligence or willful misconduct of Sublandlord or its agents. Subtenant shall give prompt notice to Sublandlord and Master Landlord in case of fire or accident in the Sublease Premises or in the Building or of defects therein or in the fixtures or equipment.

17.	SUBTENANT’S INSURANCE.

17.1. Subtenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Delivery Date and throughout the Term, the commercial general liability and umbrella liability insurance (including premises operation, bodily injury, automobile operation, personal injury, death, products, and completed operations, broad form contractual liability and broad form property damages), a policy or policies of All Risk or Special Form fire and casualty insurance (including sprinkler leakage and water damage coverage) insuring the full replacement cost of all existing improvements in the Sublease Premises on the Delivery Date, all Alterations and all moveable furniture, fixtures, equipment, trade fixtures and other personal property, including, without limitation, the FF&E, in the Sublease Premises, and worker’s compensation and employer’s liability insurance, all in the amounts and otherwise satisfying the requirements of Section 9.4 of the Original Master Lease. Sublandlord and Master Landlord shall be named as additional insureds on Subtenant’s liability policies and as loss payees under Subtenant’s fire and casualty policies. Prior to the time such insurance is first required to be carried by Subtenant and thereafter at least thirty (30) days prior to the expiration of any such policy, Subtenant shall deliver to Sublandlord certificates evidencing all required insurance.

17.2. Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublandlord, Master Landlord and the officers, employees, agents and representatives of Sublandlord or Master Landlord on account of loss or damage occasioned to Subtenant or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. If necessary for its effectiveness, Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sublandlord hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Subtenant and its officers, employees, agents and representatives on account of damage to the Sublandlord or its property or the properties of others under its control caused by fire or any of the extended coverage risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

18.	SERVICES.

18.1. Except to the extent expressly provided in this Sublease, Sublandlord shall not be liable for, and Subtenant shall not be entitled to any abatement of rent by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sublandlord or Master Landlord or by the making of any repairs or improvements to the Sublease Premises or to the Building or to the Project, or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sublease Premises or the Building by any utility or governmental agency. Subtenant shall not connect any electrical equipment to the Building’s electrical distribution system which may overload the electrical capacity of the Building or the Sublease Premises. At any time that Subtenant’s use of electricity exceeds a reasonable amount of electricity, as reasonably determined by Sublandlord or Master Landlord, Sublandlord shall have the right at any time to install, at Subtenant’s sole cost and expense, an electric current meter in the Sublease Premises or to conduct an electric current usage survey in order to measure the amount of electric current consumed on the Sublease Premises.

18.2. Subject to Master Landlord’s consent and Sublandlord’s rights and obligations under the Master Lease, Subtenant shall utilize the UPS, EPS and Cooled Water allocated to the Sublease Premises pursuant to Section 24.8(A)(3)(d) of the Master Lease and in accordance therewith. Subtenant shall pay, as additional rent, Subtenant’s Portion (as hereinafter defined) of any Access Charges imposed by Master Landlord for Special Services provided to the Sublease Premises. For purposes hereof, Subtenant’s Portion, as to UPS and EPS, shall mean (i) from the Commencement Date through and including the last day of the month preceding the month in which the third (3rd) anniversary of the Commencement Date occurs, fifty (50%) percent; (ii) from the first day of the month in which the third (3rd) anniversary of the Commencement Date occurs through and including the last day of the month preceding the month in which the sixth (6th) anniversary of the Commencement Date occurs, sixty (60%) percent; and (iii) from the first day of the month in which the sixth (6th) anniversary of the Commencement Date occurs through and including the Expiration Date, seventy (70%) percent. For purposes hereof, Subtenant’s Portion, as to Cooled Water, shall mean one hundred (100%) percent. Sublandlord shall not be liable or responsible to Subtenant in any way for any loss, damage or expense which Subtenant may sustain or incur as a result of any failure or defect in any of the Special Services furnished to Subtenant pursuant to this Section.

19.	TIME.

Time is of the essence of this Sublease.

20.	RIGHT TO PERFORM.

If Subtenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for three (3) days after notice thereof by Sublandlord, Sublandlord may, but shall not be obligated so to do, and without waiving or releasing Subtenant from any obligations of Subtenant, make any such payment or perform any such other act on Subtenant’s part to be made or performed as provided in this Sublease. Subtenant shall reimburse Sublandlord for all costs incurred in connection with such payment or performance immediately upon demand.

21.	NON-WAIVER.

Neither the acceptance of rent nor any other act or omission of Sublandlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Sublease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive Sublandlord of its right to cancel or forfeit this Sublease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time prevent Sublandlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Sublease.

22.	NOTICES.

All notices under this Sublease shall be in writing as follows:

If to Sublandlord:	CHARLES SCHWAB & CO, INC. 101 Montgomery St. San Francisco, CA 94104 Attn.: Senior Vice President, Corporate Real Estate and Facilities

with a copy to:	CHARLES SCHWAB & CO, INC. P.O. Box 881566 San Francisco, CA 94188-1566 Attn.: Corporate Real Estate Lease Administration

If to Master Landlord:	To the Notice Addresses and Addressees set forth In Section 26.1 of the Original Master Lease

If to Subtenant:	HUDSON SECURITIES, INC. 111 Pavonia Avenue Jersey City, New Jersey 07310 Attention:

or such addresses as may hereafter be designated by either party in writing. Any such notices shall be either sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit, postage prepaid in the U.S. Mail; sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered; or personally delivered, in which case notice shall be deemed delivered upon receipt.

23.	SURRENDER OF SUBLEASE PREMISES.

The voluntary or other surrender of this Sublease by Subtenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Sublandlord, operate as an assignment to it of any subleases or subtenancies.

24.	RENEWAL.

Provided Hudson Securities, Inc. is the Subtenant hereunder, Sublandlord agrees that, in the event Master Landlord and Subtenant enter into a direct lease for all or any portion of the premises then subleased to Subtenant under this Sublease (the “Renewal Premises”) for a term commencing on the day after the Expiration Date of this Sublease and Subtenant is not then in default beyond any applicable notice and cure period and this Sublease is in full force and effect, Sublandlord hereby waives its right to renew the Master Lease as to such Renewal Premises.

25.	RIGHT OF FIRST REFUSAL.

25.1. Provided (i) this Sublease shall not have been terminated, and (ii) Subtenant shall not then be in default under this Sublease beyond any applicable notice and cure period, Sublandlord hereby grants Subtenant a one-time right (“First Right”) to sublease all or a portion of the space contiguous to the Sublease Premises as shown uncrosshatched on Exhibit B attached hereto and made a part hereof (the “First Right Space”), in accordance with and subject to the provisions of this Article 25.

25.2. If, at any time during the period from the Commencement Date to and including day immediately preceding the first (1st) anniversary of the Commencement Date, Sublandlord has received a bona fide written proposal to sublease from a third party setting forth substantial terms of a sublease for the First Right Space or any portion thereof which Sublandlord is willing to accept, then, prior to subleasing the First Right Space or any portion thereof to such third party, Sublandlord shall give Subtenant written notice of the basic economic terms including but not limited to the Base Rent, sublease term, space dimensions and any tenant improvement allowance (collectively, the “Economic Terms”) upon which Sublandlord is willing to sublease such First Right Space to Subtenant or to such party. Within five (5) days after receipt of Sublandlord’s notice, TIME BEING OF THE ESSENCE, Subtenant shall give Sublandlord written notice (an “Acceptance Notice”) pursuant to which Subtenant shall elect to (i) sublease all, but not less than all, of the space specified in Sublandlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Sublease; or (ii) refuse to sublease the Designated Space, in which event Sublandlord may sublease the Designated Space upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed in Sublandlord’s notice. In the event that Subtenant does not so respond in writing to Sublandlord’s notice within said period, Subtenant shall be deemed to have elected clause (ii) above.

25.3. If Subtenant timely delivers an Acceptance Notice to sublease the Designated Space, then Sublandlord shall promptly prepare and deliver to Subtenant an amendment to this Sublease consistent with the foregoing, and Subtenant shall execute and return same to Sublandlord within ten (10) days from Subtenant’s receipt thereof. Subtenant’s failure to timely return the amendment shall entitle Sublandlord to specifically enforce Subtenant’s commitment to sublease the Designated Space, to sublease such space to a third party on such terms and conditions as Sublandlord shall determine, and/or to pursue any other available legal remedy.

25.4. If Subtenant fails to timely deliver an Acceptance Notice with respect to any Designated Space, or if the provisions of this Article shall operate to make the First Right null and void, then (i) the First Right with respect to such Designated Space shall be null and void and of no further force and effect and Sublandlord shall have no further obligation to offer such Designated Space to Subtenant pursuant to this Article 25, (ii) Sublandlord may, at is option in its sole discretion, enter into one or more such subleases of such Designated Space with third parties on economic terms not less than 90% of the Economic Terms set forth in Sublandlord’s notice, and (iii) Subtenant shall, upon demand by Sublandlord, execute an instrument confirming Subtenant’s waiver, or the voiding and extinguishing, of the First Right with respect to such Designated Space, but the failure by Subtenant to execute any such instrument shall not affect the provisions hereof.

25.5. None of Subtenant’s options and rights set forth in this Article 25 maybe severed from this Sublease or separately sold, assigned or transferred. The termination, cancellation or surrender of this Sublease shall terminate any right hereunder not yet exercised as to the portion of the Sublease Premises affected by such termination, cancellation or surrender.

25.6. Subtenant and Sublandlord each represents and warrants to the other that, with respect to the subleasing of the Designated Space, it has not dealt with any brokers or finders for which a fee or commission may be payable other than the Brokers, and Subtenant and Sublandlord each does hereby indemnify the other and agrees to hold it harmless from and against any liability, loss, cost and/or expense, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of any inaccuracy or alleged inaccuracy in the foregoing representation by such party. Sublandlord agrees to pay any commission which may be payable to Sublandlord’s Broker with respect to Subtenant’s exercise of the First Right pursuant to a separate written agreement between Sublandlord and Sublandlord’s Broker, and Sublandlord’s Broker shall be solely responsible for paying any commissions claimed by Subtenant’s Broker as the cooperating broker.

26.	GENERAL PROVISIONS.

26.1. Entire Agreement. This Sublease and Exhibits A – H attached hereto contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sublease. This Sublease and Exhibits A – H attached hereto supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sublease Premises.

26.2. Terms and Headings. The words “Sublandlord” and “Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

26.3. Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Sublease shall inure to and be binding upon Sublandlord and Subtenant and their respective successors and assigns.

26.4. Brokers. Subtenant represents and warrants to Sublandlord that, except with respect to CB Richard Ellis, Inc. (“Subtenant’s Broker”), Subtenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sublease and Subtenant shall indemnify, defend and hold harmless Sublandlord against any loss, cost, liability or expense incurred by Sublandlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Subtenant, Sublandlord represents and warrants to Subtenant that, except with respect to Handler Real Estate Services and Cushman & Wakefield of New Jersey, Inc. (“Sublandlord’s Broker”), Sublandlord has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sublease and Sublandlord shall indemnify, defend and hold harmless Subtenant against any loss, cost, liability or expense incurred by Subtenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sublandlord. If and solely if this Sublease transaction is consummated and Subtenant takes possession of the Sublease Premises, Sublandlord shall pay the real estate brokerage commission claimed by Sublandlord’s Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sublandlord and Sublandlord’s Broker, and Sublandlord’s Broker shall be solely responsible for paying any commissions claimed by Subtenant’s Broker as the cooperating broker.

26.5. Liability of Sublandlord. Sublandlord’s obligations and liability to Subtenant under this Sublease shall be limited solely to the value of Sublandlord’s leasehold interest in the Sublease Premises, and neither Sublandlord, nor any officer, director, employee or shareholder of Sublandlord, or any parent, subsidiary or affiliate of Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease.

26.6. Severability. Any provision of this Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

26.7. Examination of Sublease. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option to sublease, and it is not effective as a sublease or otherwise unless and until the Commencement Date Conditions have been met.

26.8. Recording. Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other and any attempt by Subtenant to do the same shall constitute an immediate and uncurable default by Subtenant under this Sublease.

26.9. Survival of Obligations. All provisions of this Sublease which require the payment of money or the delivery of property after the termination of this Sublease or require Subtenant to indemnify, defend or hold Sublandlord harmless or require Sublandlord to indemnify, defend or hold Subtenant harmless shall survive the expiration or earlier termination of this Sublease.

26.10. Amendments to Sublease. The financial terms of this Sublease (including, without limitation, the length of the term, rental and space) may not be modified, amended or altered without the prior written consent of Master Landlord, which consent shall be granted or withheld in Master Landlord’s reasonable judgment in accordance with the Master Lease, as if such modification, amendment or alteration was a sublease thereunder.

26.11. OFAC. Subtenant represents that each of Subtenant and its principals, officers, directors and shareholders is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign

Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States, nor is Subtenant or its principals, officers, directors and shareholders subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

26.12. Attorneys’ Fees. Any reference in this Sublease, whether expressly or by incorporation, to attorney’s fees of Sublandlord, shall be deemed to include (without duplication of services) Sublandlord’s in-house counsel whose fees shall be reasonable and determined at market rates for outside counsel.

26.13. Guaranty. This Sublease shall not be effective, nor shall Subtenant have any rights with respect thereto or the Sublease Premises, unless and until the Guarantor shall execute and deliver to Sublandlord a guaranty of sublease (the “Guaranty”) in form and substance acceptable to Sublandlord.

26.14. Appendices and Riders. The following appendices and riders are attached hereto and by this reference made a part of this Sublease:

EXHIBIT A	Master Lease
EXHIBIT B	Floor Plan of Sublease Premises
EXHIBIT C	Confirmation of Commencement Date
EXHIBIT D	Equipment Inventory
EXHIBIT E	Form of Letter of Credit
EXHIBIT F	Form of Master Landlord Consent
EXHIBIT G	Schedule of Preventative Maintenance
EXHIBIT H	Form of FF&E Bill of Sale

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD:	CHARLES SCHWAB & CO., INC.
a California corporation

	By:	/s/ Chris Dodds
	Name:	Chris Dodds
	Its:	EVP - CFO

SUBTENANT:	HUDSON SECURITIES, INC.,
a Delaware corporation

By:
	Name:	[Illegible]
	Its:	CEO/CHAIRMAN

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